Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

1,300,000 Units
Strategic Accelerated Redemption Securities℠ (the "Notes")
Linked to the Dow Jones-AIG Commodity Index℠—Excess Return
Due August 31, 2010
$10 principal amount per unit
Term Sheet No. 3090

Merrill Lynch & Co., Inc.

Pricing Date	August 28, 2008
Settlement Date	September 9, 2008
Maturity Date	August 31, 2010
CUSIP No.	59023V704

Strategic Accelerated Redemption Securities℠

- The Notes will be called at an amount equal to the $10 principal amount per unit plus the Call Premium of 16.51% per annum if the closing level of the Dow Jones-AIG Commodity Index℠—Excess Return on any observation date is equal to or greater than 100% of its starting value
- A maturity of approximately 2 years
- 1-to-1 downside exposure to decreases in the level of the Dow Jones-AIG Commodity Index℠—Excess Return in excess of a Threshold Level, with up to 90% of the principal amount at risk if the Notes are not called prior to maturity
- No periodic interest payments
- No listing on any securities exchange

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STR-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$13,000,000
Underwriting discount (1)	$.20	$260,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$12,740,000

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

“Strategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.

“Dow Jones,” “AIG” and “Dow Jones-AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc. and have been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., AIG International Inc. or American International Group, Inc., and none of Dow Jones, AIG International Inc. or American International Group, Inc. makes any representation regarding the advisability of investing in the Notes.

Merrill Lynch & Co.

August 28, 2008

Summary

The Strategic Accelerated Redemption Securities Linked to the Dow Jones-AIG Commodity IndexSM—Excess Return due August 31, 2010 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) that provide for an automatic call of the Notes if the closing level of the Dow Jones-AIG Commodity IndexSM—Excess Return (the “Index”) on any Observation Date is equal to or greater than the Starting Value of the Index, as determined on August 28, 2008, the date the Notes were priced for initial sale to the public (the “Pricing Date”). If the Notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the $10 Original Public Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Public Offering Price per unit and will be based on the direction of and percentage change in the level of the Index from the Starting Value to the Ending Value, as determined on the final Observation Date. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Public Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Automatic Call Provision:

The Notes will be automatically called on an Observation Date if the closing level of the Index on such Observation Date is equal to or greater than the applicable Call Level. If the Notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to such Observation Date which is equal to the $10 Original Public Offering Price plus the Call Premium.

Payment at Maturity:

If the Notes are not called prior to the maturity date, the “Redemption Amount” per unit, denominated in U.S. dollars, will be determined by the Calculation Agent and will be based on the percentage change in the level of the Index from the Starting Value to the Ending Value:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations including:

1) the Starting Value of 190.876;

2) the Threshold Level of 171.788;

3) the Call Level of 190.876;

4) the term of the Notes from September 9, 2008 to August 31, 2010;

5) the Call Premium of 16.51% of the $10 Original Public Offering Price per unit per annum; and

6) Observation Dates occurring on September 10, 2009, March 10, 2010 and August 24, 2010.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the closing value of the Index on the relevant Observation Date is equal to or greater than the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on September 10, 2009, the Call Amount per unit will be:

$10 plus the Call Premium of $1.6510 = $11.6510 per Note.

Example 2

If the call is related to the Observation Date that falls on March 10, 2010, the Call Amount per unit will be:

$10 plus the Call Premium of $2.4765 = $12.4765 per Note.

Example 3

If the call is related to the Observation Date that falls on August 24, 2010, the Call Amount per unit will be:

$10 plus the Call Premium of $3.3020 = $13.3020 per Note.

The Notes are Not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final Observation Date is not less than 171.788, the Threshold Level. The amount received at maturity per Note will therefore be $10.00 per Note.

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the final Observation Date is less than

171.788, the Threshold Level. The amount received at maturity will be less, and possibly significantly less, than the $10 Original Public Offering Price per Note.

If the hypothetical Ending Value is 169.326, or 88.71% of the Starting Value, the payment at maturity will be:

$10 + [$10 x [(169.326 – 171.788) / 190.876] x 100%] = $9.871 per Note.

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, closing levels of the Index on the applicable Observation Date and term of your investment.

  Summary of the Hypothetical Examples

Notes are Called on an Observation Date	Observation Date on September 10, 2009	Observation Date on March 10, 2010	Observation Date on August 24, 2010
Starting Value	190.876	190.876	190.876
Call Level	190.876	190.876	190.876
Hypothetical closing level of the Index on the Observation Date	218.610	206.814	196.469
Return of the Index	14.53%	8.35%	2.93%
Return of the Notes	16.51%	24.77%	33.02%
Call Amount per Unit	$11.6510	$12.4765	$13.3020

Notes are Not Called on any Observation Date	Ending Value exceeds the Threshold Level	Ending Value does not exceed the Threshold Level
Starting Value	190.876	190.876
Hypothetical Ending Value	186.868	169.326
Threshold Level	171.788	171.788
Is the hypothetical Ending Value less than the Threshold Level?	NO	YES
Return of the Index	-2.10%	-11.29%
Return of the Notes	0.00%	-1.29%
Redemption Amount per Unit	$10.00	$9.871

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You will not receive a return on your Notes if the Notes are not called prior to maturity. In such event, your investment also may result in a loss.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return is limited to the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	Ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Index.

▪	Trading in the Index Components (as defined below) can be volatile based on a number of factors that we cannot control.

▪	Suspension or disruptions of market trading in the commodity and related futures markets, or in the Index, may adversely affect the value of the Notes.

▪	The Notes will not be regulated by the CFTC.

▪	The Index includes futures contracts on foreign exchanges that are less regulated than U.S. markets.

▪	The Index publisher may adjust the Index or any Index Component in a way that affects its level, and the Index publisher has no obligation to consider your interests.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain.

Additional Risk Factors

Certain commodity prices have recently been at historical highs and there is no assurance that such price levels will be sustained or repeated

The price levels of certain types of commodities, particularly energy products, have recently been at historic highs, which tends to increase the level of the Index. There can be no assurance that these price levels will be sustained or repeated in future periods, and the level of the Index could decline in the future.

The Index is a rolling index

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for theses contracts is (putting aside other considerations) in “backwardation”, where prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Index have historically traded in contango. Contango (or the absence of backwardation) in the commodity markets would result in negative “roll yields” which would adversely affect the level of the index and the value of the Notes.

The Notes include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, approximately 35.84% of the component commodities of the Index are energy oriented. Accordingly, a decline in value of commodity futures traded in this sector would adversely affect the performance of the Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden in the Index to account for such developments, the level of the Index and hence the value of the Notes could decline. Two other sectors each represent over 15% of the component commodities of the Index. See “The Index” below.

The Notes are linked to the Dow Jones-AIG Commodity Index and not the DOW Jones-AIG Commodity Index Total ReturnSM

The Notes are linked to the Dow Jones-AIG Commodity Index, and not the Dow Jones-AIG Commodity Index Total ReturnSM. The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the Index Components. The Dow Jones-AIG Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, also reflects interest that could be earned on cash collateral invested in hypothetical three-month U.S. Treasury bills. Because the Notes are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total ReturnSM, the return from an investment in the Notes will not reflect this total return feature.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will appreciate from the Starting Value to its closing level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from its Starting Value to the date on which the Notes are called.

▪

You are willing to accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases below the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index with no expectation of any rights with respect to futures contracts or commodities included in or tracked by the Index.

▪	You are willing to accept that a trading market for the Notes is not expected to develop.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the level of the Index will depreciate from the Starting Value to the Ending Value.

▪	You anticipate that the level of the Index will not be equal to or greater than the Starting Value on any Observation Date.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want an investment that provides you with rights with respect to the futures contracts or commodities included or tracked by the Index.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

The following definition replaces the definition of “Market Measure Business Day” set forth in product supplement STR-2:

A “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”), the American Stock Exchange and the Nasdaq Stock Market (or any successor to the foregoing exchanges) are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The Dow Jones-AIG Commodity IndexSM

The Index is a proprietary index that was created by Dow Jones & Company, Inc. (“Dow Jones”) and AIG International Inc. to provide a liquid and diversified benchmark for commodities investments. The Index was established on July 14, 1998 and is currently comprised of futures contracts (each, an “Index Component”) on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities that currently comprise the Index (the “Index Commodities”) are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”).

Effective January 1, 2007, Dow Jones and AIG Financial Products Corp. (“AIG-FP”) replaced the Dow Jones-AIG Oversight Committee with a two-tier oversight structure comprised of the Dow Jones-AIG Commodity Index Supervisory Committee (the “Supervisory Committee”) and the Dow Jones-AIG Commodity Index Advisory Committee (the “Advisory Committee”) to expand the breadth of input into the decision-making process with respect of the Index and to provide a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Index. The Supervisory Committee is comprised of two members appointed by AIG-FP and one member appointed by Dow Jones, and will make all final decisions relating to the Index, given any advice and recommendations of the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities.

Information with respect to the Index provided herein are intended to supplement and should be read together with the discussion under the heading “The Dow Jones-AIG Commodity Index” beginning on page IS-53 of the index supplement I-1.

Current Designated Contracts for Each Index Commodity

The Designated Contracts (as defined in the index supplement I-1) for the Index Commodities included in the Index are traded on the CBOT, the LME, the IntercontinentalExchange (the “ICE US”) the Commodities Exchange (the “COMEX”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units
Aluminum	High Grade Primary Aluminum $/metric ton	7.44%	LME	25 metric tons
Coffee	Coffee “C” cents/pound	2.77%	ICE US	37,500 lbs
Copper	High Grade Copper(2) cents/pound	7.14%	COMEX	25,000 lbs
Corn	Corn cents/bushel	6.21%	CBOT	5,000 bushels
Cotton	Cotton cents/pound	2.33%	ICE US	50,000 lbs
Crude Oil	Light, Sweet Crude Oil $/barrel	14.97%	NYMEX	1,000 barrels
Gold	Gold $/troy oz.	6.89%	COMEX	100 troy oz.
Heating Oil	Heating Oil cents/gallon	4.45%	NYMEX	42,000 gallons
Lean Hogs	Lean Hogs cents/pound	2.96%	CME	40,000 lbs
Live Cattle	Live Cattle cents/pound	4.78%	CME	40,000 lbs
Natural Gas	Henry Hub Natural Gas $/mmbtu	12.32%	NYMEX	10,000 mmbtu
Nickel	Primary Nickel $/metric ton	1.58%	LME	6 metric tons
Silver	Silver cents/troy oz.	2.76%	COMEX	5,000 troy oz.
Soybeans	Soybeans cents/bushel	7.46%	CBOT	5,000 bushels
Soybean Oil	Soybean Oil cents/pound	2.87%	CBOT	60,000 lbs

Sugar	World Sugar No. 11 cents/pound	3.40%	ICE US	112,000 lbs
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending cents/gallon	4.10%	NYMEX	42,000 gallons
Wheat	Wheat cents/bushel	3.55%	CBOT	5,000 bushels
Zinc	Special High Grade Zinc $/metric ton	2.01%	LME	25 metric tons

(1)	Reflects the approximate weightings as of July 31, 2008 of the nineteen commodities currently included in the Index.

(2)	The Index uses the high grade copper contract traded on the COMEX Division of the NYMEX for Copper contract prices and LME volume data in determining the weighting for the Index.

The following is a list of the DJ-AIG Commodity Index Commodities included in the Dow Jones-AIG Commodity Index for 2008, as well as their respective Commodity Index Multipliers for 2008:

Index Commodity	2008 Commodity Dow Jones-AIG Commodity Index Multiplier
Aluminum	0.10645781
Coffee	84.120443
Copper	82.54348926
Corn	44.7310438
Cotton	132.43156928
Crude Oil	5.105325830
Gold	0.31597088
Heating Oil	54.36015533
Lean Hogs	168.46568907
Live Cattle	190.25365903
Natural Gas	57.15082625
Nickel	0.00365076
Silver	6.55442858
Soybeans	22.47835932
Soybean Oil	204.03994223
Sugar	1031.60874052
Unleaded Gasoline	56.53635029
Wheat	19.18098866
Zinc	0.04488315

Commodity Groups

The weightings by Index Commodity Groups are as follows:

Dow Jones-AIG Commodity Index Weighting by Commodity Group as of

July 31, 2008

Base Metals	18.17%
Energy	35.84%
Grains	17.23%
Precious Metals	9.65%
Livestock	7.74%
Softs	8.50%
Vegetable Oil	2.87%

The following graph sets forth the monthly historical performance of the Index in the period from January 2003 through July 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date, the closing level of the Index was 190.876.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date.    Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement STR-2) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes.    Assuming that the Notes are properly characterized and treated as pre-paid cash-settled forward contracts linked to the level of the Index, upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or redemption and such U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale, exchange or redemption. The deductibility of capital losses is subject to certain limitations.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement

STR-2.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated November 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507236240/d424b2.htm

▪	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

▪	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.